EXHIBIT
2.2
                     TRANSITION LICENSE AGREEMENT

     TRADEMARK LICENSE AGREEMENT (the "Agreement") dated as of September 26, 1998 by and between BLOCKBUSTER ENTERTAINMENT INC., a Delaware corporation ("Licensor") and Wherehouse Entertainment, Inc., a Delaware corporation, Blockbuster Music Holding Corporation, a Delaware corporation, Blockbuster SC Holding Corporation, a Delaware corporation, Blockbuster Music Retail, Inc., a Delaware corporation, Show Industries, Inc., a California corporation, and Blockbuster SC Music Corporation, a Delaware corporation (collectively "Licensee").

     WHEREAS, pursuant to the Stock Purchase Agreement dated August 10, 1998 between Viacom International Inc. ("Seller") and Licensee (the "Purchase Agreement"), Seller has agreed to sell to Licensee and Licensee has agreed to purchase from Seller the Shares of the Holding Subsidiaries (the "Acquisition");

     WHEREAS, Licensor, a direct subsidiary of Seller, is the owner of certain trademarks, trade names and service marks that are, as of the date hereof, used in the conduct of the Business;

     WHEREAS, Licensee desires to use certain trade names, trademarks or service marks owned by Licensor and used in the conduct of the Business and Licensor is willing to grant certain limited rights thereto in accordance with the terms, and subject to the conditions of this License Agreement; and

     WHEREAS, it is a condition to the closing of the Acquisition that Licensor and Licensee enter into this Agreement.

     NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, the parties hereto agree as follows:

1.   Definitions.

     1.1 Capitalized terms used herein and not otherwise defined shall have their respective meanings set forth in the Purchase
Agreement.

     1.2 As used in this License Agreement, the following terms shall have the meanings set forth below.

          (a) "License Period" shall commence as of the date of this
Agreement and continue through the following time periods for each region more fully set forth on Schedule A hereto:

                    Los Angeles - February 28, 1999
                    Dallas - April 15, 1999
                    Atlanta - May 30, 1999
                    Chicago - June 30, 1999

          (b) "Marks" shall refer to the trademarks, trade names or service marks owned by Licensor, including those specifically listed on Schedule B hereto ("Schedule B Marks"), but excluding any such Marks referring to Blockbuster Video.

          (c) "Pornographic Materials" shall mean adult or pornographic material the sale or rental of which is inconsistent with the standards in effect as of the date of the Agreement of Blockbuster Video and Blockbuster Music.

          (d) "Related Materials" shall mean stationery, business cards, invoices, catalogs, signs, purchase orders, brochures, labels, letterheads, advertising, promotional goods, packaging and other products and materials bearing the Marks.

          (e)  "Territory" shall mean the United States.

2.   License.

     2.1  Grant.

          (a) Subject to the terms and conditions of this Agreement,
Licensor hereby grants to Licensee a nonexclusive, nontransferable license throughout the Territory to use the Marks solely in the course of the Business (including on and in connection with Related Materials) prior to removal or destruction referred to in Section 2.l(b) below. Subject to 6.1 below, this Agreement is revocable by Licensor in the event of a breach by Licensee.

          (b) The license granted in Section 2.l(a) shall expire for each region as set forth in Section 1.2(a). Following the expiration of the license granted in Section 2.l(a) in each region, Licensee shall discontinue further use of the Marks and the Related Materials and shall, at Licensee's option, return, destroy, sticker or otherwise remove or cover the Marks from all remaining Related Materials.

     2.2  Limitation On Grant.

          (a) Except as specifically set forth in Section 2.1, no right or license is granted to Licensee by implication or otherwise.

          (b)  Licensee shall have no right whatsoever to:

               (i) sublicense or otherwise grant any rights to any Mark to any Person; or

              (ii) use any trademarks, trade names, service marks, logos, imprint or other distinctive marks or
designations of
                    Licensor or its Affiliates other than the Marks.

             (iii) use the Marks as an Internet domain name or address.

              (iv) use the Marks in any manner for any purpose other than as expressly provided herein.

3.   Ownership of Trademarks.

     3.1  Right, Title and Interest.

          (a)  Licensor represents that there are no pending
Actions, and
to Licensor's knowledge none are threatened in writing, alleging that Licensor is, through its use of the Marks infringing or otherwise violating any rights of third parties.

          (b) Licensee acknowledges that Licensor is the owner of the
Marks and of all goodwill now or hereafter associated therewith. Licensee shall not take any action that is inconsistent with Licensor's ownership of the Marks. Licensee agrees that nothing in this Agreement and no use of the Marks by Licensee pursuant to this Agreement shall vest in Licensee, or shall be construed to vest in Licensee, any right, ownership or interest in or to the Marks or the goodwill now or hereafter associated therewith, other than the right to use the Marks in accordance with this Agreement.

     3.2  Execute Documents.

          (a) Licensee agrees both during the License Period and thereafter, to perform all lawful acts and execute such instruments as Licensor may reasonably request to confirm, evidence, maintain or protect Licensor's rights in, and ownership of the Marks at Licensor's cost.

          (b) Without the prior written consent of Licensor, Licensee shall not during the License Period or thereafter register or attempt to register any Mark or any variations thereof, or any trade names, trademarks, service marks, collective marks, certification marks or logos that are confusingly similar to, any Mark in any country or jurisdiction.

     3.3 Goodwill. All goodwill and improved reputation generated by
Licensee's use of the Marks as set forth herein shall inure to the benefit of Licensor.

     3.4 Reservation of Rights. All rights not expressly granted to
Licensee hereunder shall remain the exclusive property and right of Licensor. Without limiting the foregoing, subject to this Agreement, Licensor shall retain the exclusive right to use and to license others to use the Marks (either alone or as a composite mark with other marks), in connection with the manufacture, marketing, advertising, promotion, distribution, and sale of products.

4.   Licensee Use of Trademarks.

     4.1 Form of Use. Licensee shall use the Marks, other than the
Schedule B Marks, only in a manner in all respects consistent with the Acquired Subsidiaries' use of the Marks at the Closing Date and subject to the quality control restrictions in 4.2 below. Licensee may use the Schedule B Marks (i) in a manner in all respects consistent with the Acquired Subsidiaries' use of the Schedule B Marks at the Closing Date and subject to such
Section 4.2, and (ii) in such other manners as Licensor may from time to time during the term hereof approve in writing upon presentment to Licensor under 4.4 below, such approval not to be unreasonably withheld or delayed.

     4.2 Quality Standard. Licensee acknowledges that Licensor has valuable property rights in the Marks and, accordingly, the license granted hereunder is granted in reliance on Licensee's acknowledgement that the reproduction of the Marks will be at a level that meets or exceeds the industry standard for products of a similar kind and value and at least commensurate with the quality of the products used in connection with the Marks by the Acquired Subsidiaries as of the date of this Agreement. Licensee agrees that it shall not use any Mark in such a manner as could cause Licensor to reasonably perceive any denigration or tarnishment of such Mark.

     4.3 Labeling. Licensee warrants that all Related Materials used under this Agreement will be manufactured, labeled, sold, distributed and advertised in compliance with all applicable federal, state and local laws and regulations. Licensee will cause to appear on all materials displaying the Marks the trademark notice R or TM, as requested by Licensor, and/or the legend: "[Mark] is a trademark of Blockbuster Entertainment Inc. used under license" and/or such other legend as reasonably requested by Licensor from time to time, to appear on the first and most prominent use of the Mark on Related Products.

     4.4 Restrictions Upon Use. Nothing contained herein shall be deemed license or authority to use the Marks on or in connection with the (i) rental of (x) video tapes, (y) DVD, or (z) Divix, or
(ii) any advertisement, promotion, sale, rental, display, distribution or other use of any Pornographic Material. It is expressly acknowledged and agreed that Licensee shall not use the Marks for any of the aforesaid purposes at any time.

     4.5 Right of Inspection. Licensee shall submit samples of the
Related Products to Licensor, free of cost, for review by Licensor in order to assure itself that the provisions of this Agreement are being observed.

5.   Infringement.

     5.1 Notification of Infringement. During the License Period and six months thereafter, Licensee agrees promptly to notify Licensor in writing of any conflicting uses of, or any applications or registrations to use, any mark, name, symbol, device or word that become known to Licensee that Licensee believes, in good faith, constitute an act of infringement or of unfair competition in relation to any Mark. Licensor shall have the exclusive right to bring and defend all actions or proceedings relating to the Marks.

     5.2 Action Against Infringer. The maintenance, enforcement, and protection of the Marks shall be in the sole discretion and control of Licensor, and any and all recoveries resulting from such actions shall be retained by Licensor. Upon Licensor's request and at Licensor's expense, Licensee shall cooperate with and assist Licensor in any of Licensor's enforcement efforts with respect to the Marks. In the event Licensor takes enforcement action solely at Licensee's request, Licensee shall be solely responsible for all costs and expenses (including, without limitation, reasonable attorneys' fees) related to any such action. Licensee shall not institute or take any action on account of any unauthorized use, or enter into any agreement with a third party with respect to such use, without the prior written consent of Licensor.

6.   Termination; Rights on Termination.

     6.1 Termination. This Agreement may be terminated in accordance with any of the following provisions:

          (a) Licensor may terminate this Agreement with respect to any or all uses of the Marks at any time in the event that Licensee is in default or breach of any provision of this License Agreement, and Licensee fails to cure such default or breach to Licensor's reasonable satisfaction within 15 Business Days after written notice thereof.

          (b) Licensor may, at its option, immediately terminate this
License Agreement if Licensee becomes insolvent or unable to pay its debts as they mature, or makes an assignment for the benefit of its creditors; seeks relief or if proceedings are commenced against Licensee or on its behalf under any bankruptcy, insolvency or debtors' relief law and such proceedings have not been vacated or set aside within 60 days from the date of commencement thereof.

     6.2 Following Expiration or Termination. Upon expiration of the license(s) granted herein, or in the event of the termination of this Agreement in accordance with any of the provisions of
Section 6.1, the parties agree to the following:

          (a) Licensee, at its sole cost and expense, shall immediately:

               (i)  cease any and all use of the Marks, as
applicable, in any
                    manner whatsoever;

              (ii) destroy, sticker or otherwise remove or cover the Marks from all products and other materials bearing any such
                    Marks; and

             (iii) purge or otherwise delete any such Marks from any
                    electronic media.

          (b) Upon the termination of this Agreement, Licensee agrees to cooperate with Licensor or its appointed agent to apply to the appropriate authorities to cancel all recording of this Agreement as to the Marks and to destroy all products and printed materials bearing any of the Marks.

7.   Indemnification.

     Licensee shall be solely responsible for and hereby agrees to indemnify and defend Licensor, its affiliates, and their respective officers, directors, shareholders, employees and agents, and to hold each of them harmless from any and all claims, demands, causes of action, or damages, including, without limitation, attorneys' fees, (i) arising out of or in connection with the use by Licensee, or anyone under Licensee's direct or indirect control, of the Marks in breach of this Agreement; or
(ii) resulting from any claims in the nature of product liability with respect to Licensee's use of the Marks. Licensee shall obtain or maintain customary insurance coverage, in an amount usual and customary for comparable companies against insurable losses covered by this indemnification naming Licensor as an additional insured and shall provide Licensor with proof that such coverage is in full force and effect at all times. Licensor shall keep Licensee fully informed of the status of each such claim, demand or cause of action brought against Licensor, and Licensee shall keep Licensor fully informed of the status of each such claim, demand or cause of action brought against Licensee.

8.   Remedies.

     8.1  For Cause Termination.  If Licensor terminates this
License
Agreement because of a default or breach under Section 6.l(a)
Licensor, in addition to such termination, shall have all rights and remedies available at law and in equity.

     8.2 Irreparable Injury. Licensee acknowledges and agrees that each covenant and agreement set forth herein is reasonable and necessary to protect and preserve Licensor's ownership in the Marks and that any breach by Licensee thereof will result in irreparable injury to Licensor. Licensee, therefore, consents and agrees that Licensor shall be entitled to seek and obtain a temporary restraining order and a permanent injunction to prevent a breach or contemplated breach hereof and waives any requirement that Licensor post a bond in connection with such injunctive relief.

     8.3 Trademark Infringement. Licensee acknowledges and agrees that each covenant and agreement set forth herein is reasonable and necessary to protect and preserve the goodwill in the Marks and Licensor's ownership thereof and that any use of the Marks by Licensor (i) during the term hereof in any manner inconsistent with the covenants and agreements set forth herein; and (ii) following termination hereof (whether pursuant to Section 2.l(b) or Section 6 hereof); shall constitute trademark infringement, unfair competition and/or trademark dilution under federal and state law.

9.   General.

     9.1 Amendment and Waiver. No amendment of any provision of this
Agreement shall in any event be effective, unless the same shall be in writing and signed by the parties hereto. Any failure of any party to comply with any obligation, agreement or condition hereunder may only be waived in writing by the other party but such waiver shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. No failure by any party to take any action against any breach of this Agreement or default by the other party shall constitute a waiver of such party's right to enforce any provision hereof or to take any such action.

     9.2 Assignment. This Agreement shall bind and inure to the benefit of the parties named herein and their respective heirs, successors and permitted assigns. No party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of the other party hereto. Notwithstanding the foregoing, Licensor may assign all or any portion of its rights and obligations pursuant to this Agreement to one or more of its affiliates and/or in connection with a merger, consolidation or sale of substantially all of the stock or assets of Licensor or any affiliate that licenses a mark hereunder, and in the event of such assignment the Licensor shall remain secondarily liable.

     9.3 Notices. Any notices or other communications required to be given pursuant to this Agreement shall be in writing and shall be effective upon delivery by hand or upon receipt if sent by mail (registered or certified mail, postage prepaid, return receipt requested) or by express mail courier or upon transmission if sent by telex or facsimile (with request for confirmation of receipt in a manner customary for communications of such respective type), except that if notice is received by telex or facsimile after 5:00 P.M. on a business day at the place of receipt, it shall be effective as of the following business day. All notices hereunder shall be given as follows:

          (a)  If to Licensor:

                    Blockbuster Entertainment Inc.
                    1201 Elm Street
                    Dallas, TX  75270
                    Attention:  General Counsel
                    Fax:  (214) 854-3677

               with a copy to:

                    Viacom International Inc.
                    1515 Broadway
                    New York, NY 10036
                    Attention:  Deputy General Counsel
                    Fax:  (212) 258-6099

          (b)  If to Licensee:

                    Wherehouse Entertainment, Inc.
                    19701 Hamilton Avenue
                    Torrence, CA 90502
                    Attention:  Chief Executive Officer
                    Fax:  (310) 329-8420

     Any party may change its address for receiving notice by written notice given to the others names above in the manner provided above.

     9.4 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

     9.5 Entire Transaction. This Agreement, together with the Purchase Agreement, and the ancillary agreements thereto, contains the entire understanding between the parties with respect to the transactions contemplated hereby and supersedes all other agreements, discussions, negotiations, and understandings between the parties or any affiliate of the parties. There are no warranties, representations or other agreements between the parties in connection with the subject matter of this Agreement except as specifically provided herein and in any document delivered pursuant hereto. No supplement, modification, waiver or termination of this Agreement shall be binding unless executed in writing by the party or parties to be bound thereby.

     9.6 No Binding Agreement. The parties hereto understand and agree that no contract or agreement providing for the transactions contemplated hereby shall be deemed to exist unless and until a definitive agreement has been executed and delivered. Each party hereto also agrees that unless and until a definitive agreement has been executed and delivered, neither party hereto will have any legal obligations of any kind whatsoever with respect to the transactions contemplated hereby.

     9.7 APPLICABLE LAW; JURISDICTION. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH INTERNAL SUBSTANTIVE LAWS OF NEW YORK, WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF AND SHALL IN ALL RESPECTS BE REGARDED AS A NEW YORK CONTRACT. The parties hereto consent to the jurisdiction of the U.S. federal and state courts sitting in the State of New York, Borough of Manhattan, and the parties hereto shall not raise in connection therewith, and hereby irrevocably waive, any defenses based upon venue, inconvenience of the forum, lack of personal jurisdiction, sufficiency of service of process or the like in any action or suit brought in the State of New York.

     9.8 Headings. The section and other headings contained in this
Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     9.9 Third Parties. Nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person or entity other than the parties hereto and their affiliates, successors or assigns, any rights or remedies under or by reason of this Agreement.

     9.10 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date and year first above written.

Wherehouse Entertainment, Inc.        Blockbuster Entertainment
Inc.


By: /s/ Robert S. Kelleher            By: /s/ Michael D. Fricklas
   ---------------------------           ------------------------
---
       Robert S. Kelleher                    Michael D. Fricklas
Title: Senior Vice President-         Title: Senior Vice
President
       Chief Financial Officer

Blockbuster Music Holding Corporation


By: /s/ Michael D. Fricklas
    --------------------------
       Michael D. Fricklas
Title: Senior Vice President

Blockbuster SC Holding Corporation


By: /s/ Michael D. Fricklas
    --------------------------
       Michael D. Fricklas
Title: Senior Vice President

Blockbuster Music Retail, Inc.


By: /s/ Michael D. Fricklas
    --------------------------
       Michael D. Fricklas
Title: Senior Vice President

Show Industries, Inc.


By: /s/ Michael D. Fricklas
    --------------------------
       Michael D. Fricklas
Title: Senior Vice President

Blockbuster SC Music Corporation


By: /s/ Michael D. Fricklas
    --------------------------
       Michael D. Fricklas
Title: Senior Vice President